Exhibit 10.5

Certain information in this document identified by brackets has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION COPY

EXCLUSIVE LICENSE AGREEMENT

INVERSAGEN LLC AND BIOATLA, LLC

THIS EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is entered into as of March 15, 2019 (the “Execution Date”), by and between INVERSAGEN LLC, a Delaware limited liability company, (the “Company”), and BIOATLA, LLC, a Delaware limited liability company (“BioAtla”).

RECITALS

WHEREAS, BioAtla has developed, and possesses intellectual property rights in and to, its proprietary CAB Biologics platform for the design and engineering of therapeutic monoclonal antibodies and other therapeutic proteins for selective conditional activation under specific microphysical conditions, and related proprietary technologies for the discovery and development of CAB Biologics therapeutic antibodies and proteins;

WHEREAS, the Company desires to obtain, and BioAtla is willing to grant to the Company, an exclusive, worldwide license under the BioAtla Licensed Technology (defined below) to develop and commercialize Products (defined below) for the treatment of diseases related to senescent cell therapy in the Field, on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS.

1.1 “Affiliate” shall mean, as to an Entity, any other Entity that, directly or indirectly, controls, is controlled by or is under common control with such Entity, as the case may be, for so long as such control exists. As used in this Section 1.1, “control” means: (a) to possess, directly or indirectly, the power to direct the management and policies of an Entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign Entity in a particular jurisdiction and is sufficient to grant the holder of such voting stock or interest the power to direct the management and policies of such entity) of the voting share capital in an Entity. For purposes of this Agreement, neither Company nor BioAtla shall be deemed an Affiliate of the other Party.

1.2 “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the Organization for Economic Co-operation and Development (OECD) Convention on combating bribery of foreign public officials in international business transactions, and any other comparable anti-corruption laws of any country or organization or nations within whose jurisdiction either party or any of its Affiliates operates or does business.

1.

1.3 “Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, regulatory authority or governmental agency or authority having jurisdiction over or related to the subject item, including Anti-Corruption Laws and Export Control Laws.

1.4 “Assert” or “Assertion” shall mean to commence or prosecute patent infringement Litigation, or to make an express, specific written threat (such as, without limitation, a cease and desist demand letter) to commence or prosecute patent infringement Litigation.

1.5 “BioAtla Invention” shall mean any invention, whether or not patentable, made solely by one or more employees, consultants or contractors of BioAtla and its Affiliates in the course and as a result of the performance of the activities contemplated by Article 3.

1.6 “BioAtla Licensed Know-How” shall mean all Information Controlled by BioAtla and its Affiliates during the Collaboration Period that is necessary or useful for the development, manufacture, or commercialization of Products, including BioAtla Inventions but excluding BioAtla’s interest in Joint Inventions.

1.7 “BioAtla Licensed Patents” shall mean all Patent Rights Controlled by BioAtla during the Term covering or claiming any invention (including any BioAtla Invention but excluding any Joint Invention) Controlled by BioAtla during the Collaboration Period that is necessary or useful for the development, manufacture, or commercialization of Products. The BioAtla Licensed Patents existing as of the Execution Date include the patents and patent applications listed in Exhibit 1 hereto. For clarity, BioAtla Licensed Patents exclude BioAtla’s interest in Joint Patents.

1.8 “BioAtla Licensed Technology” shall mean BioAtla Licensed Patents and BioAtla Licensed Know-How.

1.9 “BioAtla Non-Assert Patent” shall mean any Patent Right (excluding any BioAtla Licensed Patent) Controlled by BioAtla during the Term that claims any invention made solely by one or more employees, consultants or contractors of BioAtla after the Collaboration Period in the course and as a result of using or practicing Company Licensed Technology.

1.10 “Business Day” means a day other than a Saturday or Sunday or any other day on which commercial banks in San Diego, California are authorized or required by Applicable Law to close.

1.11 “CAB Biologics” shall mean a conditionally active biologic therapeutic molecule (which may, but need not, be a monoclonal antibody) that induces a tumor selective increase in any Potential Target antigen binding and is designed or developed for selective conditional activation under specific microphysical conditions.

1.12 “CAST” shall mean BioAtla’s proprietary conditionally active biologic therapeutic technology known as Conditionally Active Senescent Therapies which applies CAB Biologics’s for the treatment of age-related diseases, as more specifically described on Schedule A.

2.

1.13 “Change of Control” of a Party means any of the following, in a single transaction or a series of related transactions: (a) the sale or disposition of all or substantially all of the assets of such Party to a Third Party, (b) the direct or indirect acquisition by a Third Party (other than an employee benefit plan (or related trust) sponsored or maintained by such Party or any of its Affiliates) of beneficial ownership of more than fifty percent (50%) of the then-outstanding common shares or voting power of such Party or any direct or indirect entity which holds, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the then-outstanding common shares or voting power of such Party (a “Parent Entity”), or (c) the merger or consolidation of such Party or any Parent Entity with or into a Third Party, unless, following such merger or consolidation, the stockholders of such Party or Parent Entity immediately prior to such merger or consolidation beneficially own directly or indirectly more than fifty percent (50%) of the then-outstanding common shares or voting power of the entity resulting from such merger or consolidation.

1.14 “Collaboration Period” shall mean the period beginning on the Execution Date and expiring on the later of (a) third (3rd) anniversary of the Execution Date and (b) completion of the last project under a Project Plan.

1.15 “Company Invention” shall mean any invention, whether or not patentable, made solely by one or more employees, consultants or contractors of the Company (other than by BioAtla or its Affiliates pursuant to Article 3 hereof) during the Collaboration Period in the course and as a result of using or practicing BioAtla Licensed Technology that is necessary or useful for the development, manufacture, or commercialization of Products outside the Field.

1.16 “Company Licensed Know-How” shall mean all Information generated or developed by or on behalf of the Company (other than by BioAtla or its Affiliates pursuant to Article 3 hereof) during the Collaboration Period in the course and as a result of using or practicing BioAtla Licensed Technology that is necessary or useful for the development, manufacture, or commercialization of Products outside the Field, including Company Inventions but excluding Company’s interest in Joint Inventions.

1.17 “Company Licensed Patents” shall mean all Patent Rights Controlled by the Company during the Term covering or claiming any Company Invention. For clarity, Company Licensed Patents exclude the Company’s interest in Joint Patents.

1.18 “Company Licensed Technology” shall mean Company Licensed Patents and Company Licensed Know-How.

1.19 “Company Non-Assert Patent” shall mean any Patent Right (excluding any Company Licensed Patent) Controlled by the Company during the Term that claims any invention made solely by one or more employees, consultants or contractors of the Company during the Term but after the Collaboration Period in the course and as a result of using or practicing BioAtla Licensed Technology.

1.20 “Confidential Information” shall have the meaning provided in Section 5.1.

3.

1.21 “Control” or “Controlled by” shall mean, with respect to any Patent Rights, Information or other intellectual property rights, the possession by a party of the ability (whether by ownership, license or other right, other than pursuant to a license granted to such party by the other party under this Agreement) to grant access to, or a license or sublicense of, such Patent Rights, Information or other intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, for the purpose of defining whether intellectual property rights, Patent Rights, Information or Confidential Information is Controlled by a Party, if such intellectual property, Patent Rights, Information or Confidential Information is first acquired, licensed or otherwise made available to such Party after the Execution Date and if the use, practice or exploitation thereof by or on behalf of the other Party, its Affiliates or sublicensees would require the first Party to pay any amounts to the Third Party from which the first Party acquired, licensed or otherwise obtained such intellectual property rights, Patent Rights, Information or Confidential Information (“Additional Amounts”), such intellectual property rights, Patent Rights, Information or Confidential Information shall be deemed to be Controlled by the first Party only if the other Party agrees to pay (if necessary) and does in fact pay all Additional Amounts with respect to such other Party’s use of or license to such intellectual property rights, Patent Rights, Information or Confidential Information to the extent specified in this Agreement.

1.22 “[***] Product” shall mean the candidate known as [***].

1.23 “Entity” shall mean any company, corporation, limited liability company, partnership, joint venture, firm, trust or other business entity.

1.24 “Exclusive License” shall have the meaning provided in Section 2.1.

1.25 “Exclusive Non-CAST License” shall have the meaning provided in Section 2.2.

1.26 “Execution Date” shall have the meaning provided in the introductory paragraph of this Agreement.

1.27 “Export Control Laws” shall mean: (a) all applicable U.S. export control laws, including the Arms Export Controls Act (22 U.S.C. Ch. 39), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. app. §§ 1 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. §§ 2401 et seq.), International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, and all rules, regulations and executive orders relating to any of the foregoing, including but not limited to the International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et. seq.), and the regulations administered by the Office of Foreign Assets Controls of the United States Department of the Treasury; and (b) all export controls imposed on any item by any country or organization or nations within whose jurisdiction either party operates or does business.

1.28 “Field” (a) with respect to all [***] shall mean the diagnosis, prevention, palliation or treatment of all diseases (excluding oncology) in humans involving (i) senescent cell elimination therapy, and (ii) the use of [***] for diagnostic products which are included in the field described in clause (i) and (b) [***].

[***] Certain information in this document identified by brackets has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.

1.29 “First Commercial Sale” means the first commercial sale of a Product by Company, its Affiliates, or Selling Parties in a country in an arms’ length transaction to a Third Party following receipt of applicable Regulatory Approval of such Product in such country. Sales for test marketing or clinical trial purposes shall not constitute a First Commercial Sale; provided, that, on a country-by-country basis, with respect to any named patient sales, expanded access sales or similar sales to Third Parties by the Selling Parties prior to receipt of Regulatory Approval of the Product in any country (on a country-by-country basis, the “Pre-Regulatory Approval Period”), all such sales shall be included in Net Sales. The Parties understand and agree that any such sales during the applicable Pre-Regulatory Approval Period shall not be deemed to trigger the “First Commercial Sale” for purposes of commencing the Royalty Term.

1.30 “Information” shall mean any and all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms, and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.31 “Invention” shall mean a BioAtla Invention, Company Invention or Joint Invention.

1.32 “Joint Invention” shall mean any invention, whether or not patentable, made jointly by one or more employees, consultants or contractors of BioAtla or its Affiliates and one or more employees, consultants or contractors of Company in the course and as a result of the performance of the activities contemplated by Article 3.

1.33 “Joint Patents” shall mean all Patent Rights claiming Joint Inventions.

1.34 “Joint Technology” shall mean Joint Inventions and Joint Patents.

1.35 “Limited CAB Rights” shall have the meaning provided in Section 2.1.

1.36 “Litigation” means any procedure for the resolution of a controversy, whether created by a claim, a counterclaim or otherwise, in whatever form, administrative, judicial, arbitral or otherwise, including any proceeding in the United States International Trade Commission or any regulatory authority in any jurisdiction in the world.

1.37 “Materials” shall have the meaning provided in Section 3.3.

1.38 “Net Sales” shall mean the gross amounts invoiced by or on behalf of the Company or any of its Affiliates or sublicensees or assignees (each, a “Selling Party”) to Third Parties (other than another Selling Party) for sales or other dispositions of Products, less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to Products by the Selling Party, all in accordance with U.S. generally accepted accounting principles consistently applied:

5.

[***]

1.39 “Patent Rights” shall mean (a) all national, regional and international patents and patent applications filed in any country of the world, including without limitation provisional patent applications, (b) all patent applications filed either from such patents and patent applications or from a patent application claiming priority from either of these, including any continuation, continuation-in-part, division, provisional, converted provisional and continued prosecution applications, or any substitute applications, (c) any patent issued with respect to or in the future issued from any such patent applications including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

1.40 “Person” means any individual, Entity, or governmental authority or agency, or any other entity not specifically listed herein.

1.41 “Potential Target” means a protein or polypeptide or biological molecule, including all variants thereof and any specific protein that is identified by a GenBank protein accession number or by its amino acid sequence and coded by a genetic locus.

1.42 “Product” shall mean (a) any composition comprising or containing a CAB Biologic and (b) the [***] Product.

1.43 “Regulatory Approval” means all approvals of each applicable regulatory authority necessary for the commercial marketing and sale of a product for a particular indication in a country (including separate regulatory authority pricing or reimbursement approvals whether or not legally required in order to sell the product in such country).

1.44 “Regulatory Exclusivity” means, with respect to a Product in a country, that the Product has been granted (a) data exclusivity afforded approved drug products pursuant to Section 505(c), 505(j), or 505A of the Federal, Food, Drug and Cosmetic Act, and the regulations promulgated thereunder, as amended from time to time, or their equivalent in a country other than the United States, (b) market exclusivity pursuant to the orphan drug provisions governing approved drugs designated for rare diseases or conditions under Sections 526 and 527 of the Federal, Food, Drug and Cosmetic Act, and the regulations promulgated thereunder, as amended from time to time, or its equivalent in a country other than the United States, or (c) any other data exclusivity or market exclusivity pursuant to any future Applicable Law.

1.45 “Royalty Term” shall have the meaning provided in Section 4.3.

1.46 “Term” shall have the meaning provided in Section 8.1.

1.47 “Territory” shall mean the entire world.

[***] Certain information in this document identified by brackets has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.

1.48 “Third Party” shall mean an entity other than BioAtla and its Affiliates, and Company and its Affiliates.

1.49 “Valid Claim” shall mean: (a) a claim of an issued and unexpired patent, which claim has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is not appealable or has not been appealed within the time allowed for appeal, and has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; or (b) a patent application that has not been irretrievably cancelled, withdrawn or abandoned and that has been pending for less than seven (7) years from the earliest worldwide priority date from which such claim takes priority. If a claim of a patent application that ceased to be a Valid Claim under clause (b) of the preceding sentence because of the passage of time later issues as a part of a patent within clause (a) of the preceding sentence, then it shall again be considered a Valid Claim effective as of the issuance of such patent.

2.	EXCLUSIVE LICENSES.

2.1 Exclusive License Grant to the Company. Subject to the terms and conditions of this Agreement, and effective on the Execution Date, BioAtla hereby grants to Company, an exclusive (even as to BioAtla and its Affiliates, except as expressly set forth hereunder), worldwide, royalty-bearing license, with the right to sublicense through multiple tiers of sublicense under the BioAtla Licensed Technology and BioAtla’s interest in the Joint Technology, solely to develop, make, have made, use, sell, have sold, offer for sale and import Products in the Field (the “Exclusive License”). The Exclusive License includes, without limitation, the right under the BioAtla Licensed Technology, exercisable solely by the Company and its Affiliates to identify, develop, make, have made, use and import CAB Biologics solely for the purpose of obtaining or generating Products in the Field (the “Limited CAB Rights”), subject, in each case, to the terms and conditions of this Agreement.

2.2 Exclusive Non-CAST License Grant to BioAtla. Subject to the terms and conditions of this Agreement, the Company hereby grants to BioAtla, an exclusive (even as to the Company and its Affiliates), worldwide, royalty-free and fully-paid license, with the right to sublicense through multiple tiers of sublicense, under the Company Licensed Technology and the Company’s interest in the Joint Technology, solely to develop, make, have made, use, sell, have sold, offer for sale and import Products (other than the [***] Product) outside the Field (the “Exclusive Non-CAST License”).

2.3 Sublicensing.

(a) By the Company.

(i) Generally. The Company shall have the right to grant sublicenses under the Exclusive License through multiple tiers of sublicense solely to develop, make, have made, use, sell, have sold, offer for sale and import Products in the Field; provided, however, that neither the Company nor any of its Affiliates may grant to any Third Party any sublicense under the Limited CAB Rights to discover, identify, evolve, modify, develop, make, have made, use or import any CAB Biologic.

[***] Certain information in this document identified by brackets has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7.

(b) By BioAtla. BioAtla shall have the right to grant sublicenses under the Exclusive Non- CAST License through multiple tiers of sublicense solely to develop, make, have made, use, sell, have sold, offer for sale and import Products outside the Field.

(c) General Requirements.

(i) Each sublicense granted hereunder by a Party or its Affiliates shall be consistent with the requirements of this Agreement.

(ii) Each Party granting a sublicense under this Agreement shall be primarily liable for any failure by its Affiliates and Selling Parties and Third Party contractors to comply with all relevant restrictions, limitations and obligations in this Agreement.

(iii) Each sublicense must be granted pursuant to a written sublicense agreement and, with respect to any sublicense other than a sublicense by a Party to an Affiliate of such Party, such Party must provide the other Party with a copy of any sublicense agreement entered into within thirty (30) days after the execution of such sublicense agreement; provided that any such copy may be reasonably redacted to remove any confidential, proprietary or competitive information, but such copy shall not be redacted to the extent that it impairs the other Party’s ability to ensure compliance with this Agreement. Such sublicense agreement shall be treated as Confidential Information of the sublicensing Party and no copies are required with respect to sublicense agreements with Third Party contractors.

2.4 Technology Transfer. As soon as reasonably practical after the Execution Date and thereafter upon Company’s reasonable request during the period ending twelve months after the Execution Date, BioAtla shall provide the Company with reasonable technical assistance in the practice of the BioAtla Licensed Technology in the exercise of the Limited CAB Rights in the same manner and to the same extent as practiced by BioAtla.

2.5 License Exclusions and Limitations.

(a) Exclusive License.

(i) For clarity the Exclusive License specifically excludes any license or other right under the BioAtla Licensed Technology:

(1) to make or have made any CAB Biologic, except as expressly permitted by this Agreement;

(2) to sell, have sold or offer for sale any CAB Biologic, except as incorporated into a Product in the Field.

(ii) In addition, the Exclusive License specifically excludes any license or other right under the BioAtla Licensed Technology to develop, make, have made, use, sell, have sold, offer for sale or import Products outside of the Field.

(b) Exclusive Non-CAST License. For clarity, the Exclusive Non-CAST License specifically excludes any license or other right under the Company Licensed Technology to identify, develop, make, have made, use, sell, have sold, offer for sale or import any Product in the Field.

8.

2.6 Retained Rights. Notwithstanding the exclusivity of the Exclusive License, BioAtla reserves such non-exclusive rights under the BioAtla Licensed Technology and its interest in the Joint Technology as are necessary for BioAtla to perform its obligations hereunder. As between the parties, BioAtla retains the exclusive right under the BioAtla Licensed Technology, to develop, make, have made, use, sell, have sold, offer for sale and import CAB Biologics outside the Field.

2.7 Negative Covenants.

(a) By BioAtla.

(i) BioAtla hereby covenants:

(1) not to develop, make, have made, use, sell, have sold, offer for sale or import any Product intended for use in the Field (based upon its approved product label), except with and through the Company and its Affiliates and sublicensees as expressly contemplated by this Agreement and the Sublicense Agreements;

(2) not to use or practice the Company Licensed Technology to identify, develop, make, have made, use, sell, have sold, offer for sale or import any Product intended for use in the Field (based upon its approved product label); and

(3) not to cause or permit, or grant any license or other right to, any of its Affiliates or any Third Party to engage in any of the activities prohibited by the preceding subparagraphs of this Section.

(ii) BioAtla covenants, on behalf of itself and its Affiliates, and its and their respective successors and assigns of any BioAtla Non-Assert Patent, that none of them will Assert against any Company Non-Assert Entity (as defined below), in any country or jurisdiction worldwide, any claim that the manufacture, use, sale, offer for sale or import of any Product in the Field in accordance with the terms and conditions of this Agreement infringes a BioAtla Non-Assert Patent. The term “Company Non-Assert Entity” means the Company, any of its Affiliates, any permitted Third Party sublicensee under the Exclusive License, or any Third Party contractor performing services on behalf of any of the foregoing. The Assertion by BioAtla, any of its Affiliates, or any of its or their respective successors and assigns of any BioAtla Non-Assert Patent, against a Company Non-Assert Entity (other than the Company) that has not been identified to BioAtla by the Company in writing shall not be deemed to breach the covenant set forth in this Section 2.7(a)(ii), provided that such Assertion and any and all Litigation relating thereto cease within 30 days after written notice from the Company identifying the applicable Affiliate or Third Party as a Company Non-Assert Entity. Notwithstanding anything to the contrary, BioAtla shall have no obligation to disclose to the Company any BioAtla Non-Assert Patent.

9.

(b) By Company.

(i) Notwithstanding the scope of the Exclusive License, the Company hereby covenants:

(1) during the Term, not to develop, make, have made, use, sell, have sold, offer for sale or import any CAB Biologic hereunder, except as incorporated in a Product intended for use in the Field (based on its approved product label);

(2) during the Term, not to develop, make, have made, use, sell, have sold, offer for sale or import outside of the Field (other than as expressly permitted by Section 2.5(a)(ii)) any Product that incorporates any CAB Biologic;

(3) not to cause or permit, or grant any sublicense or other right to, any of its Affiliates or any Third Party to engage in any of the activities prohibited by the preceding subparagraphs of this Section 2.7(b);

(4) not to cause or permit any Third Party (other than a Third Party service provider performing contract services on behalf of the Company in accordance with Section 2.8 solely for the purpose of performing such services) to make or have made any CAB Biologic; and

(5) not to cause or permit, and not to grant any sublicense or other right to, any Third Party:

a. to sell, have sold or offer for sale any CAB Biologic; or

b. to sell, have sold or offer for sale any CAB Biologic component, except as incorporated in a Product in the Field; subject to Section 2.5(a)(ii).

(ii) The Company covenants, on behalf of itself and its Affiliates, and its and their respective successors and assigns of any Company Non-Assert Patent, that none of them will Assert against any BioAtla Non-Assert Entity (as defined below), in any country or jurisdiction worldwide, any claim that the manufacture, use, sale, offer for sale or import of any Product in the Field in accordance with the terms and conditions of this Agreement infringes a Company Non-Assert Patent. The term “BioAtla Non-Assert Entity” means BioAtla, any of its Affiliates, any permitted Third Party sublicensee under the Exclusive Non-CAST License, or any Third Party contractor performing services on behalf of any of the foregoing. The Assertion by the Company, any of its Affiliates, or any of its or their respective successors and assigns of any Company Non-Assert Patent, against a BioAtla Non-Assert Entity (other than BioAtla) that has not been identified to the Company by BioAtla in writing shall not be deemed to breach the covenant set forth in this Section 2.7(b)(ii), provided that such Assertion and any and all Litigation relating thereto cease within 30 days after written notice from BioAtla identifying the applicable Affiliate or Third Party as a BioAtla Non-Assert Entity. Notwithstanding anything to the contrary, the Company shall have no obligation to disclose to BioAtla any Company Non-Assert Patent.

10.

2.8 Use of Third Party Contractors. Each party may engage Third Party contract service providers to perform on behalf of such party any activity that such party itself has the right to conduct under the license granted to such party in Section 2.1 or Section 2.2 (as applicable); provided, in each case, that: (a) such party shall require any such Third Party service provider to take all reasonable steps and use all reasonable measures to prevent unauthorized disclosure and unauthorized use of the Patent Rights and Information licensed to such party under Section 2.1 or Section 2.2 (as applicable); (b) none of the other party’s rights hereunder are diminished or otherwise adversely affected as a result of such contracting; (c) each such contractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information of the other party at least as stringent as those undertaken by such party pursuant to Article 5; (d) prior to initiating performance of any such contract services, such Third Party service provider has signed a binding written agreement or instrument assigning, and agreeing to assign, to such party all Inventions resulting from performance of such services; and (e) such party shall at all times be fully responsible for the compliance of such Third Party service provider with the terms and conditions of this Agreement.

2.9 No Implied Licenses. No right or license under any Information, Patent Rights or other intellectual property rights is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

3.	PROJECT PLANS.

3.1 Project(s). During the Collaboration Period, BioAtla and Inversagen shall mutually agree in writing after discussions in good faith to specific projects for BioAtla to discover and transfer CAB Biologics to Inversagen under specified project plan(s) (each, a “Project Plan”).

3.2 Project Plans.

(i) Each Project Plan shall be attached to this Agreement as Schedule 1 and sequentially numbered (i.e., Schedule 1, Project 1, etc.). Each Project Plan shall describe and define the project, the CAB Biologic protein target, the estimated schedule for performance of the project, the total costs for the Project and the payment schedule therefor. Any work requested outside of a Project Plan will require entering into a new Project Plan, or if a change to an existing Project Plan, an amendment to an existing Project Plan. Within ninety (90) days of the Execution Date, the parties shall meet to discuss potential projects and define Project Plans. The parties agree that no work shall commence on a Project until an agreement for such Project is executed by both parties. The costs for the project and the payment schedule therefor shall be based on BioAtla’s good faith estimate of activities reasonably required to perform such generation, identification and/or development, including BioAtla’s internal costs for those activities based on an annual FTE rate equal to [***]% of the lesser of (A) BioAtla’s then-effective internal fully-burdened annual FTE rate used throughout its internal project accounting system and (B) the lowest annual FTE rate then being charged by BioAtla to any Third Party for the generation, identification and/or development of BioAtla CAB Biologics, and any direct outsourced Third Party costs; it being understood and agreed that, if the total costs for the project incurred by BioAtla in any calendar year exceed the total costs budgeted for such project under the applicable Project Plan for such calendar year by more than [***] percent ([***]%), then Company will pay for up to [***] percent ([***]%) in excess of the total costs budgeted for such project under the applicable Project Plan and BioAtla shall be responsible for paying any remaining costs. Direct outsourced Third Party costs will be billed at cost without markup. BioAtla shall use commercially reasonable efforts to generate, identify and/or develop (as applicable) CAB Biologics under each Project Plan, and to deliver the CAB Biologics within the timeline and budget set forth in such Project Plan.

[***] Certain information in this document identified by brackets has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.

3.3 Materials Transfer. In furtherance of the activities contemplated by this Article 3 or the transfer of BioAtla Licensed Know-How contemplated hereunder, each party may provide to the other party chemical compounds or biological materials, including, in the case of BioAtla as the supplying party, but not limited to, BioAtla CAB Biologics (collectively, the “Materials”), for use by the other party in accordance with this Agreement. Except as otherwise expressly provided under this Agreement, all such Materials delivered to the other party will remain the sole property of the supplying party, will be used only in accordance with the terms and conditions of this Agreement, will not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying party, and will be used in compliance with all Applicable Laws. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Except as expressly set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

3.4 Company shall be solely and fully responsible for all development and commercialization activities and costs of the CAB Biologics in the Field delivered by BioAtla hereunder, and/or discovered by the Company for its use in the Field hereunder.

4.	PAYMENTS.

4.1 Compensation for Development Work. BioAtla shall deliver written invoices to the Company, and the Company shall compensate BioAtla, for the development work under each timeline and budget accepted by the Company hereunder and for delivery of the resulting BioAtla CAB Biologics on the schedule and in the amounts set forth in such timeline and budget. Any proposed adjustments exceeding the accepted timeline and/or budget shall be approved in advance, in writing, by the parties. Each such invoice shall be due and payable within 30 days of receipt.

4.2 Royalties. Company shall pay royalties to BioAtla on aggregate annual Net Sales of each Product in the Territory by the Company, its Affiliates and Licensees in each calendar year at the applicable rate(s) set forth below:

Annual Net Sales Increments	Royalty Rate
[***]	[***]

[***] Certain information in this document identified by brackets has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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4.3 Royalty Term. Royalties hereunder shall be payable on a Product-by-Product and country-by-country basis in the Territory during the period of time commencing on the First Commercial Sale of a Product in a country of the Territory and ending upon expiration of the later to occur of (a) the last-to-expire Valid Claim of the BioAtla Licensed Patents and Company Licensed Patents covering the manufacture, use, sale, offer for sale or import of such Product in such country, (b) the tenth (10th) anniversary following the First Commercial Sale in such country and (c) the expiration of Regulatory Exclusivity for such Product in such country (the “Royalty Term”). On a Product-by-Product and country-by-country basis, upon expiration of the Royalty Term for a Product in a country of Territory, the Company’s license hereunder with respect to such Product in such country shall become fully-paid, irrevocable and perpetual.

4.4 Payment; Reports. Royalties hereunder shall be calculated and reported for each calendar quarter and shall be paid within 60 days after the end of each calendar quarter. Each payment shall be accompanied by a report of Net Sales of Products by the Company, its Affiliates and Licensees, which report shall include the gross sales and Net Sales of each Product, the royalties payable, a description of the method used to calculate the royalties payable, and the exchange rates used, in each case presented on an Product-by-Product and country-by-country basis.

4.5 Exchange Rate; Manner and Place of Payment. All payments under this Article 4 shall be payable in U.S. dollars by wire transfer in immediately available funds to a bank and account designated in writing by BioAtla. When conversion of payments from any foreign currency is required, such conversion shall be made at the rate of exchange used throughout the accounting system of the Company and its Affiliates for the applicable period.

4.6 Audits. The Company shall keep (and shall cause its Affiliates and Licensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit BioAtla to confirm the accuracy of all royalty payments due hereunder for a period of three years from the end of the calendar year to which such records relate. BioAtla shall have the right, once annually, to cause an independent, certified public accountant reasonably acceptable to the Company (the “Auditor”) to audit such records solely to confirm Net Sales and royalties for a period covering not more than the preceding three years. Such audits may be exercised during normal business hours upon reasonable prior written notice to the Company. No calendar year shall be subject to audit under this section more than once. The Auditor will execute a reasonable written confidentiality agreement with the Company and will disclose to BioAtla only such information as is reasonably necessary to provide BioAtla with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The Auditor will send a copy of the report to the Company at the same time it is sent to BioAtla. The report sent to both parties will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the parties to reflect the results of such audit. BioAtla shall bear the full cost of such audit unless such audit discloses an underpayment by the Company of more than 5% of the amount due for any calendar year under this Agreement, in which case, the Company shall bear the full cost of such audit and shall promptly remit to BioAtla the amount of any underpayment. If such audit discloses an overpayment by the Company, then the Company will deduct the amount of such overpayment from amounts otherwise owed to BioAtla under this Agreement.

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4.7 Withholding. BioAtla will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are paid or required to be withheld by the Company for the benefit of BioAtla on account of any amounts payments payable to BioAtla hereunder, the Company will deduct such taxes from the amount of payments otherwise due to BioAtla, timely pay the taxes to the proper taxing authority, and send proof of payment to BioAtla within 30 days following such payment.

4.8 Late Payments. In the event that any payment due under Section 4.1 (other than any invoiced amount or portion thereof that is subject to good faith dispute between the parties) is not made when due, the payment shall accrue interest from the date due at the rate of 1.0% per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit BioAtla from exercising any other rights it may have as a consequence of the lateness of any payment.

5.	CONFIDENTIALITY.

5.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, each party agrees that, during the Term, and for five years thereafter, such party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other party (the “Disclosing Party”) pursuant to this Agreement, the Confidentiality Agreement (the “Confidential Information”). Notwithstanding the foregoing, the parties hereby agree that: (a) each timeline and budget set forth under any Project Plan shall be considered the Confidential Information of both parties, and each party be deemed the Disclosing Party and the Receiving Party with respect thereto; (b) the terms of this Article 5 shall supersede the Confidentiality Agreement; and (c) any Information disclosed by a party pursuant to the Confidentiality Agreement shall be deemed Confidential Information of such party for purposes of this Agreement. The Receiving Party may use Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or Confidential Information of its own, but no less than reasonable care, to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.

5.2 Exceptions. Confidential Information shall not include any information which: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Agreement, publicly known or available; (b) is known by the Receiving Party at the time of receiving such information (other than as a result of disclosure by or on behalf of the Disclosing Party), as evidenced by its records; provided, however, that the exception set forth in this clause (b) shall not apply to results, or to any timeline and budget under any Project Plan; (c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party

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outside of a Project Plan and without the use of Confidential Information of the Disclosing Party. For purposes of clause (a) of this Section, no combination of elements within the Confidential Information shall be deemed to be part of the public domain merely because the individual elements of such combination are part of the public domain, unless the entire combination itself, or the entire principle of use or operation of such combination (if any), is part of the public domain. In addition, no element within the Confidential Information shall be deemed to be a part of the public domain merely because it is embraced by more general information or data that is part of the public domain.

5.3 Authorized Disclosure. A Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement (including as reasonably necessary for the Receiving Party’s performance of its obligations under this Agreement), or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) prosecuting or defending Litigation as permitted by this Agreement;

(b) complying with requests of government agencies, applicable court orders, Applicable Laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party’s or its Affiliate’s securities are traded;

(c) enforcing the Receiving Party’s rights under this Agreement;

(d) filing or prosecuting Patent Rights as permitted by this Agreement;

(e) in the case of the Company, disclosure in regulatory submissions with respect to Products within the scope of the Exclusive License;

(f) in the case of BioAtla, disclosure in regulatory submissions with respect to Products within the scope of the Exclusive Non-CAST License;

(g) disclosure to the Receiving Party’s Affiliates, to the Company’s actual or potential licensees or sublicensees of rights with respect to Products in the Field, to BioAtla’s actual or potential licensees or sublicensees of rights with respect to Products outside the Field, and to the Receiving Party’s and its Affiliates’ representatives who, in each case, have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sublicensee, or representative agrees to be bound by terms of confidentiality and non-use at least as restrictive as those set forth in this Article; and

(h) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to this Section 5.3, it will, except where impracticable, (i) give reasonable advance notice to the Disclosing Party of such disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own Confidential Information, but in no event less than reasonable efforts, and (iii) cooperate with any efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to secure confidential treatment of such Confidential Information.

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5.4 Publication.

(a) By the Company.

(i) Subject to Section 5.4(a)(ii), BioAtla shall have the right to review and comment on any material proposed for disclosure or publication by the Company regarding results of the Company’s development activities with respect to Products, whether by oral presentation, manuscript or abstract, but only to the extent (A) any such Product or the development, manufacture, use, sale or offer for sale thereof is covered by or uses or incorporates any BioAtla Licensed Technology or (B) any such material contains any BioAtla Licensed Know-How. Before any such material is submitted for publication or presentation of the same is made, the Company shall deliver a complete copy to BioAtla at least 60 days prior to submitting the material to a publisher or initiating any other disclosure. BioAtla shall review any such material and give its comments to the Company within 30 days of the receipt of such material and Company shall accept BioAtla’s reasonable comments. With respect to oral presentation materials and abstracts, BioAtla shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the Company with appropriate comments, if any, but in no event later than 30 days from receipt. The Company shall comply with BioAtla’s request to delete references to the Confidential Information of BioAtla in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional 60 days for the purpose of allowing preparation and filing of appropriate patent applications.

(ii) Company and its Affiliates shall be free to publish, and to authorize their respective sublicensees to publish, the results of any clinical trial of any Product conducted by or on behalf of the Company, its Affiliate or any such sublicensee, without the prior review or approval of BioAtla.

(b) By BioAtla.

(i) Subject to Section 5.4(b)(ii), the Company shall have the right to review and comment on any material proposed for disclosure or publication by BioAtla regarding results of BioAtla’s development activities with respect to Products in the Field, whether by oral presentation, manuscript or abstract, but only to the extent (A) any such Product or the development, manufacture, use, sale or offer for sale thereof is covered by or uses or incorporates any Company Licensed Technology or (B) any such material contains any Company Licensed Know-How. Before any such material is submitted for publication or presentation of the same is made, BioAtla shall deliver a complete copy to the Company at least 60 days prior to submitting the material to a publisher or initiating any other disclosure. The Company shall review any such material and give its comments to BioAtla within 30 days of the receipt of such material and BioAtla shall accept Company’s reasonable comments. With respect to oral presentation materials and abstracts, the Company shall make reasonable efforts to expedite review of such materials and

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abstracts, and shall return such items as soon as practicable to BioAtla with appropriate comments, if any, but in no event later than 30 days from receipt. BioAtla shall comply with the Company’s request to delete references to the Confidential Information of the Company in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional 60 days for the purpose of allowing preparation and filing of appropriate patent applications.

(ii) BioAtla and its Affiliates shall be free to publish, and to authorize their respective sublicensees to publish, the results of any clinical trial of any Product in the Field conducted by or on behalf of BioAtla, its Affiliate or any such sublicensee, without the prior review or approval of the Company.

5.5 Public Announcements.

(a) Joint Press Release. The parties may issue a joint press release announcing the execution of this Agreement in a form to be mutually agreed upon by the parties.

(b) Additional Press Releases. The parties acknowledge that, after the issuance of the initial joint press release (if any), each party may desire or be required to issue subsequent press releases relating to this Agreement. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of subsequent press releases prior to the issuance thereof, provided that a party may not withhold consent to such releases that the other party determines, based on advice of outside legal counsel, are necessary to comply with Applicable Law or the listing rules of any exchange on which the other party’s or its Affiliate’s securities are traded. In the event of a required public announcement or any public disclosure (including, without limitation, disclosure in any filing with the U.S. Securities and Exchange Commission) relating to this Agreement, the party required to make such announcement or proposing to make such public disclosure shall provide the other party with a copy of the proposed text of such announcement or disclosure sufficiently in advance of the scheduled release or disclosure to afford such other party a reasonable opportunity to review and comment upon the proposed text, or at a minimum as far in advance of the scheduled release or disclosure as is practicable under the circumstances, and such party shall comply with the other party’s reasonable and timely comments thereto. Each party may: (i) make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, provided, in each case, that such party shall have consulted with the other party and the parties shall have mutually agreed to a written discussion guide or “talking points” memo in advance, and the responding party shall provide responses that are consistent with such guide or memo; or (ii) make public statements regarding this Agreement in reports to shareholders or to any exchange on which such party’s or its Affiliate’s securities are traded, or issue press releases; in each case, so long as the contents of any such public statement, report or press release are contained in a prior public disclosure or public statement approved by the other party pursuant to this Section 5.4(b) or permitted by Section 5.3 and do not reveal non-public information about the other party.

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(c) Filing of this Agreement. The parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a party or its Affiliate are traded, and each party will use reasonable efforts to seek and obtain confidential treatment for the terms proposed to be redacted; provided that each party will ultimately retain control over what terms are disclosed to any securities authority or stock exchange, as the case may be, to the extent such party determines, on the advice of outside legal counsel, that disclosure is reasonably necessary to comply with Applicable Laws, including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by a party or its Affiliates are traded; and provided further that the parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.

6.	INTELLECTUAL PROPERTY.

6.1 Ownership. Inventorship of inventions, whether or not patentable, shall be determined in accordance with U.S. patent laws. Each party shall promptly disclose to the other party in writing each Invention made in whole or in part by such party, and the parties, with the advice of each party’s outside patent counsel, use commercially reasonable efforts and exercise good faith to determine the inventorship of each such Invention for purposes of U.S. patent laws. The Company shall solely own all Company Inventions. BioAtla shall solely own all BioAtla Inventions. The parties shall jointly own all Joint Inventions and Joint Patents. Subject to the Exclusive License, the Exclusive Non-CAST License and the terms and conditions of this Agreement, each party shall have the right to use, and grant licenses under its joint ownership interest in, Joint Technology, without the other party’s consent and without any duty to account to the other party for such use or license, and each party hereby waives any right it may have under the laws of any country to require any such consent or accounting.

6.2 Patent Prosecution and Maintenance. For purposes of this Section 6.2, the terms “prosecution” and “maintenance” (including variations such as “prosecute” and “maintain”) shall mean, with respect to a Patent Right, the preparing, filing, prosecution, maintenance and defense of such Patent Right, in the applicable jurisdiction, as well as re-examinations, reissues and requests for patent term extensions and the like with respect to such Patent Right, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to a Patent Right.

(a) BioAtla Licensed Patents. BioAtla shall have the sole right, but not the obligation, to prosecute and maintain the BioAtla Licensed Patents, at its sole cost and expense.

(b) Company Licensed Patents. The Company shall have the sole right, but not the obligation, to prosecute and maintain the Company Licensed Patents, at its sole cost and expense.

(c) Joint Patents. BioAtla will have the first right and responsibility to prepare, file, prosecute and maintain Joint Patents claiming a Joint Invention. BioAtla shall use counsel reasonably acceptable to the other party, and, unless otherwise agreed by the parties in writing, the parties shall share equally the reasonable and documented expenses of preparing, filing, prosecuting and maintaining such Joint Patents. BioAtla shall consult with Company as to the preparation, filing, prosecution and maintenance of the Joint Patents reasonably prior to any

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deadline or action with any patent office, and shall furnish to the other party copies of all relevant drafts and documents reasonably in advance of such consultation. BioAtla shall keep Company reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of such Joint Patents, and shall provide to Company copies of all material patent office submissions within a reasonable amount of time following submission thereof by BioAtla. In the event that BioAtla desires to abandon or cease prosecution or maintenance of any such Joint Patent, BioAtla shall provide written notice to Company of such intention to abandon promptly after BioAtla makes such determination (which notice shall be given no later than 90 days (or for Hatch-Waxman actions, or the equivalent thereof, 30 days) prior to the next deadline for any action that must be taken with respect to such Joint Patent in the relevant patent office). In such case, Company shall have the right, in its discretion, exercisable upon written notice to the first party delivered no later than 30 days after receipt of notice from BioAtla, to assume responsibility for prosecution and maintenance of such Joint Patent, at its sole cost and expense and by counsel of its own choice.

6.3 Cooperation of the Parties. Each party agrees to cooperate fully in the prosecution and maintenance of Patent Rights under Section 6.2 and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect thereto. Such cooperation includes, but is not limited to: (a) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the joint ownership of Joint Inventions and Joint Patents set forth in Section 6.1, and to enable the other party to apply for and to prosecute patent applications in any country as permitted by Section 6.2; and (b) promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

6.4 Infringement by Third Parties.

(a) Notice. In the event that either BioAtla or the Company becomes aware of any infringement or threatened infringement by a Third Party of any BioAtla Licensed Patent, Company Licensed Patent or Joint Patent, it shall notify the other party in writing to that effect.

(b) Enforcement.

(i) BioAtla Licensed Patents. BioAtla shall have the sole right to bring and enforce any action or proceeding with respect to infringement of any BioAtla Licensed Patent, at BioAtla’s sole cost and expense.

(ii) Company Licensed Patents. The Company shall have the sole right to bring and enforce any action or proceeding with respect to infringement of any Company Licensed Patent, at the Company’s sole cost and expense.

(iii) Joint Patents. BioAtla shall have the sole right to bring any action or proceeding with respect to infringement of any Joint Patent by a Third Party. Any damages or other monetary awards recovered in any action, suit or proceeding brought under this Section 6.4 shall first be applied to reimburse BioAtla for all of the costs and expenses it incurred in connection with such action, and any remaining proceeds shall be shared as follows: BioAtla shall retain [***] and Company shall retain [***] of such amount.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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(c) Cooperation. The party enforcing Patent Rights under this Section 6.4 may require the participation of the other party where necessary to bring any suit. Such other party shall provide reasonable assistance, including being joined as a party plaintiff if necessary, at the enforcing party’s expense.

6.5 Infringement of Third Party Rights. Each party shall promptly notify the other party in writing of any allegation by a Third Party that the activity of either party or any of their respective Affiliates pursuant to this Agreement infringes or may infringe the intellectual property rights of a Third Party. BioAtla shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by activities of BioAtla or its Affiliates at its own expense and by counsel of its own choice, and the Company shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. The Company shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by activities of the Company or its Affiliates at its own expense and by counsel of its own choice, and BioAtla shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

6.6 Consent to Settlement. Neither party shall enter into any settlement or compromise of any action or proceeding under this Article 6 which would in any manner alter, diminish, or be in derogation of the other party’s rights under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld.

7.	REPRESENTATIONS AND WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY.

7.1 Mutual Representations and Warranties. Each party represents and warrants to the other as of the Execution Date that:

(a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action;

(c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound (including, with respect to BioAtla, any agreement between BioAtla or any of its Affiliates), nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

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(d) neither it nor any of its Affiliates is debarred from the drug industry by any regulatory authority (e.g., by the FDA pursuant to 21 U.S.C. §335a), and it has not received written notice or other communication from any regulatory authority threatening debarment of such party or any of its Affiliates.

7.2 BioAtla Representations and Warranties. BioAtla represents and warrants to the Company as of the Execution Date that:

(a) BioAtla has not granted to any of its Affiliates or any Third Party any license or other right with respect to CAB Biologics or the BioAtla Licensed Technology that conflicts with the Exclusive License and rights granted to the Company herein, other than any such license or right that terminated prior to the Execution Date and is of no further force or effect;

(b) BioAtla is not a party to, and is not otherwise bound by or subject to, any agreement with any of its Affiliates or any Third Party that restricts or encumbers in any way BioAtla’s right and ability (i) to grant the Exclusive License on the terms and conditions set forth in this Agreement or (ii) to comply with any of BioAtla’s obligations hereunder;

(c) it has not received written notice from any Third Party claiming that the manufacture, use, sale, offer for sale or import of CAB Biologics infringes or would infringe the patent or other intellectual property rights of any Third Party; and

(d) there are no claims, judgments or settlements against or owed by BioAtla or any of its Affiliates with respect to the BioAtla Licensed Technology, and neither BioAtla nor any of its Affiliates is a party to any legal action, suit or proceeding relating to the BioAtla Licensed Technology, nor has BioAtla or any of its Affiliates received any written communication from any Third Party threatening such action, suit or proceeding.

7.3 Mutual Covenants. Each party covenants to the other party as follows:

(a) neither such party nor any of its Affiliates will employ or use the services of any Person that has been disqualified by a regulatory authority from conducting clinical testing of new drugs (e.g., by the FDA pursuant to 21 C.F.R. Part 312.70) or debarred by a regulatory authority from the drug industry (e.g., by the FDA pursuant to 21 U.S.C. §335a), in connection with any development activities within the scope of this Agreement; and if a party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such party or any of its Affiliates in connection with any development activities within the scope of this Agreement, such party shall immediately notify the other party in writing, and such party shall cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services in connection with such development activities;

(b) neither such party nor any of its Affiliates will, in connection with the exercise of its rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity for the purpose of obtaining or retaining business for or with, or directing business to, any Person, including such party and its Affiliates, nor will such party or any of its Affiliates directly

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or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or other Person or otherwise violate any Anti-Corruption Laws in connection with the exercise of such party’s rights or performance of such party’s obligations under this Agreement;

(c) neither such party nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of such party’s rights or performance of such party’s obligations under this Agreement, shall cause the other party to be in violation of Anti-Corruption Laws or Export Control Laws; and

(d) such party shall immediately notify the other party if such party has any information or suspicion that there may be a violation of Anti-Corruption Laws or Export Control Laws in connection with the exercise of such party’s rights or performance of such party’s obligations under this Agreement.

7.4 BioAtla Covenants. In addition to any covenants made by BioAtla elsewhere in this Agreement, BioAtla hereby covenants to the Company that, during the Term:

(a) BioAtla will not grant any of its Affiliates or any Third Party any license or other right with respect to any BioAtla Licensed Technology that conflicts with the Exclusive License and rights granted to the Company herein; and

(b) BioAtla will not become a party to, or otherwise become bound by or subject to, any agreement with any of its Affiliates or any Third Party that restricts or encumbers in any way BioAtla’s right and ability to comply with any of BioAtla’s obligations hereuunder.

7.5 Company Covenants. In addition to any covenants made by the Company elsewhere in this Agreement, the Company hereby covenants to BioAtla that, during the Term:

(a) the Company will not grant any of its Affiliates or any Third Party any license or other right with respect to any Company Licensed Technology that conflicts with the Exclusive Non-CAST License and rights granted to BioAtla herein; and

(b) the Company will not become a party to, or otherwise become bound by or subject to, any agreement with any of its Affiliates or any Third Party that restricts or encumbers in any way the Company’s right and ability to comply with any of the Company’s obligations hereunder.

7.6 Disclaimer. Except as expressly set forth in this Agreement, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES; IN EACH CASE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE SUBLICENSE AGREEMENTS.

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7.7 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 5, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section shall not be construed to limit either party’s indemnification obligations hereunder.

8.	TERM AND TERMINATION.

8.1 Term. The term of this Agreement (the “Term”) shall begin on the Execution Date and, unless earlier terminated in accordance with this Article 8, shall continue in existence for so long as the Company or any of its Affiliates, licensees or sublicensees is developing or commercializing any Product in the Field or BioAtla or any of its Affiliates, licensees or sublicensees is developing or commercializing any Product outside the Field.

8.2 Termination. This Agreement may be terminated by BioAtla upon thirty (30) days prior written notice to Company for any failure by Company to pay any amounts owed to BioAtla under this Agreement which in the aggregate exceed [***] and have been outstanding for more than [***] days.

8.3 Consequences of Termination and Expiration; Accrued Obligations; Survival.

(a) Upon termination of this Agreement in accordance with Section 8.2(a), the Exclusive License shall terminate and the Exclusive Non-CAST License shall survive on a non-exclusive, fully paid, royalty free, irrevocable, perpetual basis.

(b) Upon expiration of this Agreement in accordance with Section 8.1, the Exclusive License and Exclusive Non-CAST License shall survive on a non-exclusive, fully-paid, royalty-free, irrevocable, perpetual basis. Expiration or termination of this Agreement shall not relieve either party of any obligation or liability accruing prior to such expiration or termination, nor shall such expiration preclude either party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the parties’ rights and obligations under Sections 2.2, 2.3 (other than Section 2.3(a)), 4.4, 4.5, 4.6, 4.7, 4.8, 7.6, 7.7 and 8.3 and Articles 5, 11, 12 and 13 of this Agreement shall survive expiration of this Agreement.

9.	INDEMNIFICATION.

9.1 Indemnification by the Company. The Company hereby agrees to save, defend, indemnify and hold harmless BioAtla, its Affiliates, its and their respective officers, directors, agents, employees, successors and assigns (the “BioAtla Indemnitees”), from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any BioAtla Indemnitee may become subject as a result of

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of or relate to: (a) the development, manufacture, use, handling, storage, sale, offer for sale, import or other disposition by or on behalf of the Company, its Affiliates, licensees or sublicensees of Products, or any other exercise of the Exclusive License by or on behalf of the Company, its Affiliates or sublicensees; (b) the gross negligence or willful misconduct of any Company Indemnitee (defined below); or (c) the breach by the Company of any warranty, representation, covenant or agreement made by the Company in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any BioAtla Indemnitee or the breach by BioAtla of any warranty, representation, covenant or agreement made by BioAtla in this Agreement.

9.2 Indemnification by BioAtla. BioAtla hereby agrees to save, defend, indemnify and hold harmless the Company, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Company Indemnitees”) from and against any and all Losses to which any Company Indemnitee may become subject as a result of any Claim to the extent such Losses arise out of or relate to: (a) the development, manufacture, use, handling, storage, sale, offer for sale, import or other disposition by or on behalf of BioAtla, its Affiliates, licensees or sublicensees of Products outside the Field, involving the exercise of the Exclusive Non-CAST License by or on behalf of BioAtla, its Affiliates, licensees or sublicensees; (b) the gross negligence or willful misconduct of any BioAtla Indemnitee; or (c) the breach by BioAtla of any warranty, representation, covenant or agreement made by BioAtla in this Agreement; in each case except to the extent such Losses result from the gross negligence or willful misconduct of any Company Indemnitee or the breach by the Company of any warranty, representation, covenant or agreement made by the Company in this Agreement.

9.3 Control of Defense. In the event a party (the “Indemnified Party”) seeks indemnification under Section 9.1 or 9.2, it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 9.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the claim (provided that such claim is solely for monetary damages and the Indemnifying Party agrees to pay all damages relating to such matter, as evidenced in a written confirmation delivered by the Indemnifying Party to the Indemnified Party) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. If the Indemnifying Party does not assume control of such defense within 15 days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within 30 days after receipt of any invoice therefor from the Indemnified Party. The party not controlling such defense may participate therein at its own expense. The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the

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Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party. If the parties cannot agree as to the application of Section 9.1 or 9.2 to any claim, pending resolution of the Dispute pursuant to Article 10, the parties may conduct separate defenses of such claims, with each party retaining the right to claim indemnification from the other party in accordance with Section 9.1 or 9.2, as applicable, upon resolution of the underlying claim.

9.4 Insurance. Each party shall procure and maintain insurance, including comprehensive or commercial general liability insurance (including contractual liability and product liability), adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either party’s liability with respect to its indemnification obligations under this Article 9 or otherwise. Each party shall provide the other party with written evidence of such insurance upon request.

10.	DISPUTE RESOLUTION.

10.1 Disputes. Subject to Section 10.3, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (each, a “Dispute”) will be referred to the Chief Executive Officer of the Company and the Chief Executive Officer of BioAtla (the “Executives”) for attempted resolution. In the event such Executives are unable to resolve such Dispute within 30 days of such Dispute being referred to them, then, either Party may, at its sole discretion, seek resolution of such matter in accordance with Section 10.2.

10.2 Submission to Court for Resolution. Subject to Section 10.1, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts located in the Southern District of California for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of California, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 11.9 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court. Notwithstanding anything to the contrary in this Section 10.2, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in any court of competent jurisdiction, in order to enforce the instituting Party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

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10.3 Court Actions. Nothing contained in this Agreement shall deny either party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the parties or any ongoing arbitration proceeding. In addition, either party may bring an action in any court of competent jurisdiction to resolve Disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patent Rights or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 10.2.

11.	MISCELLANEOUS.

11.1 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the US (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such party. If a case is commenced during the Term by or against a party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other party copies of all Information necessary for such other party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other party’s written request therefor. All rights, powers and remedies of the non-bankrupt party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a party under the Bankruptcy Laws.

11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, USA, excluding its conflicts of laws principles.

11.3 Entire Agreement; Amendments. This Agreement (including the Exhibits hereto), is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein between the Company and BioAtla. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both parties hereto.

11.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

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11.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party; it being understood and agreed that, either Party may assign this Agreement to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a party appearing herein will be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

11.6 Change of Control. Notwithstanding anything to the contrary in this Agreement, with respect to any intellectual property rights controlled by the acquiring party or its Affiliates (if other than one of the Parties to this Agreement or any Affiliate of a Party immediately before such Change of Control) involved in any Change of Control of either Party, such intellectual property rights shall not be included in the technology and intellectual property rights licensed to the other Party hereunder to the extent held by such acquirer or its Affiliates (other than the relevant Party to this Agreement or any Affiliate of a Party immediately before such Change of Control) prior to such transaction, or to the extent such technology is developed outside the scope of activities conducted with respect to any Product. The BioAtla Licensed Technology and the Company Licensed Technology shall exclude any intellectual property owned or controlled by a permitted assignee or successor and not developed in connection with any Product developed, manufactured or commercialized pursuant to this Agreement.

11.7 Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control, including but not limited to acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. The affected party shall notify the other party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

11.8 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the parties. The parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

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11.9 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid), or by internationally-recognized express courier or facsimile, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three (3) days after the date of postmark; (c) if delivered by express courier, the next Business Day the express courier regularly makes deliveries; (d) if delivered by email, upon the date upon which the receipt of such email is confirmed by return email or other written or electronic confirmation; or (e) if delivered by facsimile, upon confirmation of successful transmission.

If to the Company, to:	Inversagen LLC
11085 Torreyana Road
San Diego, CA 92121
Attention: Managing Member
Email: cshort@inversagen.com

If to BioAtla, to:	BioAtla, LLC
11085 Torreyana Road
San Diego, CA 92121
Attention: Vice President of IP & Contracts
Email: msullivan@bioatla.com
Facsimile: (858) 558-0701

11.10 Relationship between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

11.11 No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the parties, and no other person or entity shall have any right or claim against either party by reason of these provisions or be entitled to enforce any of these provisions against either party.

11.12 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such

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subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language. In the event of any inconsistency or conflict between the English version of this Agreement and any translation of this Agreement into any other language, the English version shall control.

11.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have duly executed this Exclusive License Agreement as of the Execution Date.

INVERSAGEN LLC		BIOATLA, LLC

By:	/s/ Carolyn Short	By:	/s/ Monica Sullivan

Name: Carolyn Short Title: Managing Member		Name: Monica Sullivan Title: Vice President of IP & Contracts

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BioAtla – 7 July 2020

FIRST AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

This First Amendment to Exclusive License Agreement (this “Amendment”) is dated as of July 7, 2020 (the “Amendment Effective Date”) by and between Inversagen LLC, a Delaware limited liability company (“Inversagen”) and BioAtla, LLC, a Delaware limited liability company (“BioAtla”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Exclusive License Agreement by and between Inversagen and BioAtla effective as of March 15, 2019 (the “Agreement”).

Background

The parties desire to amend the Agreement as described more fully herein to provide BioAtla with an option as provided below.

Terms

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment to Agreement. New Section 2.10 is hereby added as an amendment to the Agreement: “Option Grant. Subject to this Section 2.10, the Company hereby grants to BioAtla the exclusive option (the “Option”), exercisable at any time during the period commencing on July 7, 2020 and ending on July 7, 2030 (the “Option Term”), to acquire the sole and exclusive rights solely to develop, make, have made, use, sell, have sold, offer for sale and import the [***] Product in the Field in the Territory (other than the People’s Republic of China, Hong Kong, Taiwan and Macau) (such sole and exclusive rights, the “Rights”) with all provisions of the Agreement applying, mutatis mutandis, provided that (a) all references to the Company and BioAtla shall be switched and (b) all references to Product shall be switched so as to refer to the [***] Product, and (c) the royalty rate referred to in Section 4.2 shall be [***]. During the Option Term, BioAtla shall have the right, but not the obligation, to exercise the Option in its sole discretion by delivering written notice of such exercise (the “Option Exercise Notice”) to the Company. Within ten (10) Business Days following the Option Exercise Notice delivery, the Company and BioAtla shall negotiate and enter into a definitive license agreement as contemplated by this Section 2.10. The Company hereby represents and

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

warrants to BioAtla that, as of July 7, 2020, the Company has not directly or indirectly licensed, assigned or otherwise transferred any of the Rights to any person (other than to BioAtla pursuant to this Section 2.10). The Company hereby covenants and agrees with BioAtla that, during the Option Term, the Company shall not directly or indirectly license, assign or otherwise transfer any of the Rights to any person (other than to BioAtla pursuant to this Section 2.10).”

2. Miscellaneous. The Parties hereby confirm and agree that, except as amended hereby, the Agreement remains in full force and effect and is a binding obligation of the Parties hereto. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Amendment is executed by the authorized representatives of the parties as of the date first written above.

Inversagen LLC		BioAtla, LLC

By:	/s/ Carolyn Short	By:	/s/ Carolyn Short
Name: Carolyn Short Title: Member		Name: Carolyn Short Title: Member

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